Exhibit 99.2

I, Robert M. Worsley, hereby consent to being named as a person about to become a director of Renegy Holdings, Inc. in the Registration Statement on Form S-4 of Renegy Holdings, Inc. dated June 27, 2007, and any amendments thereto.

Dated: June 27, 2007

/s/ Robert M. Worsley
Robert M. Worsley